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EXHIBIT 10.11

EMPLOYMENT AGREEMENT BETWEEN FIRST SECURITY BANCORP, INC. AND R. DOUGLAS HUTCHERSON


                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (this "Agreement") is made and entered into this 1st day of December, 2003 by and between the FIRST SECURITY BANCORP, INC., a Kentucky corporation headquartered in Lexington, Kentucky ("Holding Company"), FIRST SECURITY BANK OF LEXINGTON, a Kentucky corporation authorized to transact a banking business in Kentucky and headquartered in Lexington, Kentucky ("Bank"), and R. DOUGLAS HUTCHERSON ("Executive").

     WHEREAS, Holding Company is the holding company of Bank; and

     WHEREAS, Executive and Bank and Holding Company desire to enter into this Agreement to set out the terms under which Executive is being employed as the President and Chief Executive Officer of Bank and Holding Company.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and conditions contained herein, and intending to be legally bound, the parties hereby agree as follows:

     1. EMPLOYMENT. Bank hereby employs Executive to serve as President and Chief Executive Officer of Bank and Holding Company, and Executive accepts such employment and agrees to devote his full time, attention and best efforts to the business and affairs of Bank and Holding Company and to perform his duties faithfully and in a manner consistent with and in furtherance of the best interests of Bank and Holding Company. Executive's duties shall include the management and supervision of Bank's operations and such other duties as may be reasonably determined and assigned to Executive by the Board of Directors of Bank from time to time.

     2. TERM OF EMPLOYMENT. This Agreement shall be effective for a period commencing as of December l, 2003, through and including November 30, 2006, subject to termination as hereinafter provided. On December 1, 2004, and each December 1 thereafter, this Agreement shall automatically be extended for successive one (1) year terms unless Bank gives to Executive a written notice of intent to cancel this Agreement at least sixty (60) calendar days before December 1 of any year.

     3. COMPENSATION, AND BENEFITS.

          A. During the term of this Agreement, Bank shall pay Executive as compensation for his services hereunder a per annum salary of $150,000, or at such higher salary as may be established annually by the Board of Directors of Bank each year (provided the annual salary fixed by the Board of Directors shall not be less than the salary paid for the immediately preceding year) (the "Salary"). The Salary shall be payable in accordance with the regular payroll practices of the Bank.

          B. In addition, Bank will purchase and maintain life insurance insuring the life of Executive, the proceeds of which will be split between Bank and Executive's designated beneficiary in the event of Executive's death. The proceeds under that insurance policy are intended (i) to provide death benefits to Bank in an amount sufficient to cover the premium costs and expenses incurred by Bank to maintain that insurance policy and the after-tax cost to Bank of the benefits paid or payable to Executive (or his beneficiary or estate) (collectively, the "cost recovery amount") and (ii) to provide death benefits of $500,000, a portion of which is payable to Bank and the remainder of which is payable to Executive's designated beneficiary by endorsement to the policy. The portion of the death benefits payable to Executive's designated beneficiary is $250,000 as of the date of this Agreement. The portion of the keyman death benefits payable to Bank is $250,000 as of the date of this Agreement. Bank is the owner of such insurance policy, and agrees to continue such insurance coverage in effect during the term of this Agreement.



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          C. In addition,  during the term of this  Agreement,  Bank shall cause
Executive to participate or to be furnished the opportunity to participate in employee benefit or welfare plans in effect, including any group health insurance benefits, disability insurance benefits, life insurance benefits, 401
(k) plans, and other fringe benefits, in the same manner and on the same basis as shall be furnished to other executive management personnel of Bank generally, subject to the terms and conditions of the plans under which the benefits are provided. Bank reserves the right to modify or terminate any such plans or benefits or change the terms of eligibility at any time. In the event Executive is not immediately eligible to participate in the 401 (k) plan, the Bank will pay directly to him (or to an IRA he establishes) the amount that would be paid to his 401 (k) account if he were participating.

          D. In 2003, Executive shall be entitled to five days of paid vacation. Thereafter, Executive shall be entitled to three weeks of paid vacation per year. The scheduling of such vacation shall be first approved by Bank. It is understood and agreed that it may not be possible for such vacation to be taken all at once, and Executive agrees that he may be required to take such vacation intermittently.

          E. Executive shall be entitled to a car allowance of $500 per month, and an allowance for monthly dues for the Lexington Country Club.

          F. Upon termination of this Agreement, other than termination for cause, Bank shall pay to Executive any severance benefits to which Executive may be entitled pursuant to Section 8.

          G. Executive will not be entitled to additional compensation for service as a director of Bank or Holding Company or any of their affiliates.

          H. Bank shall be authorized to deduct and withhold from Executive's compensation (including any severance benefits) such sums as are required by law to be deducted and withheld.

          I. Bank shall review Executive's performance on an annual basis. Contingent upon satisfactory performance, Executive shall be eligible for annual salary increases, bonuses, and/or additional stock options as approved by the Board of Directors of Bank at its discretion. While the Bank does not have in place a formal executive incentive compensation plan, it has represented to Executive that if the annual budget of Bank is achieved, the Executive will receive a bonus consistent with previous Presidents of the Bank and the amount of the bonus will be based upon the extent to which the budget has been exceeded. It is the intention of Bank to put into place a formal executive incentive compensation plan.

          J. Bank has agreed to compensate Executive for any loss suffered by Executive if he is unable to sell his current residence at 4514 Wolf Creek Parkway, Louisville, Kentucky ("residence") at a price less than its fair market value. For purposes of determining the residence's fair market value, both Bank and Executive shall obtain from a qualified real estate appraiser a written appraisal of the residence no later than January 30, 2004. Those appraisals shall be exchanged and the average between the two shall be the fair market value of the residence for purposes of this Agreement. (Provided, however, if either party determines that there has been a material change in the value of the residence after the initial appraisals, it or he may commission the appraiser originally selected by that party to do a new appraisal to be provided to the other party no later than April 1, 2004, and, at that point in time, the party receiving that appraisal may choose to have the appraiser he or it originally selected do a new appraisal within fourteen (14) days. The average between the two new appraisals shall be its fair market value if this option is selected). In the event Executive does not have an executed Contract of Sale of the residence by April 1, 2004, and the residence is sold thereafter, Bank shall pay to Executive the difference between the fair market value and the gross sale price of the residence. That payment shall be made within five (5) business days from the closing of the residence's sale.

          K. Beginning December 1, 2003, and extending through April 30, 2004, Bank shall pay on Executive's behalf his costs of housing in Lexington, Kentucky, provided that he has not received the proceeds from the sale of the residence. This housing allowance shall be paid directly to the party from whom Executive leases the housing unit, or if Executive has purchased a residence to the first mortgage holder. In no event shall Bank's obligation exceed $1,400 per month, nor shall Bank's obligation to pay the housing allowance extend for a period longer than five (5) months or Executive sells his residence, whichever first occurs.


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          L.  Executive  is  currently  employed  by Bank One, N. A. In order to prevent Executive from being exposed to any potential loss of benefits from, or claims for reimbursement by, Bank One, N.A., Bank will not employ, or solicit for employment, any of Bank One N.A.'s employees prior to January 1, 2005.


     4. SIGNING BONUS. On the first day this Agreement is effective, Bank shall pay Executive a cash bonus equal to $50,000. Bank shall also pay Executive's reasonable moving expenses from Louisville, Kentucky to Lexington, Kentucky. Bank's payments shall be made directly to the provider of the moving services. Executive shall obtain an estimate for the cost of the moving expenses and shall submit it to Bank before committing the Bank to pay those expenses.

     5. STOCK COMPENSATION. On the date this Agreement is effective, Executive is granted non-qualified stock options to purchase up to 20,000 shares of common stock of Holding Company at a purchase price of $14.00 per share under the First Security Bancorp, Inc. Stock Award Plan (the "Stock Award Plan), subject to the following terms and conditions and the terms and conditions set forth in the Stock Award Plan:

          A. Vesting and Term.

              (1) The option to purchase shares shall vest in five installments as follows:

                  o the first installment of 4,000 shares shall vest on September 15, 2004, provided Executive is employed with Bank and Holding Company on that date;

                  o an additional 4,000 shares shall vest on September 15, 2005, provided Executive is employed with Bank and Holding Company on that date;

                  o an additional 4,000 shares shall vest on September 15, 2006, provided Executive is employed with Bank and Holding Company on that date;

                  o an additional 4,000 shares shall vest on September 15, 2007, provided Executive is employed with Bank and Holding Company on that date; and

                  o the remaining 4, 000 shares shall vest on September 15, 2008, provided Executive is employed with Bank and Holding Company on that date.

                  If this Agreement is terminated, this options shall lapse, and terminate, with respect to any shares to the extent the right and option to purchase those shares has not vested in accordance with the above provisions as of the date the Agreement is terminated. The option cannot be exercised before vesting, and no installment shall be exercisable more than ten years after the date it has vested. Notwithstanding any other provision of this Agreement, in the event Executive's employment is terminated by Bank without cause, or Bank gives notice that the Agreement will not be renewed, all of Executive's remaining options will vest and may be exercised within 30 days after the last date of his employment by Bank.

              (2) This option  shall  expire on the  earliest of the  following events: [i] the expiration of ten years from the date on which such option was granted; [ii] the expiration of three months from the date of termination of this Agreement pursuant to
                  Section 6.A. or 6.D.; [iii] the expiration of six months following the issuance of letters testamentary or letters of administration to the executor or administrator of Executive, if Executive's death occurs and this Agreement terminates pursuant to Section 7 or if Executive's death occurs during the three-month period following the termination of this Agreement pursuant to Section 6.A or 6,D., but in no event later than one year after Executive's death; [iv] the termination of this Agreement pursuant to Section 6.B. or 6.D; or [v] Executive's breach of the nondisclosure or noncompete provisions of Sections 9 or10.

     6. TERMINATION. This Agreement will automatically terminate as of the close of business on the last day of the term of this Agreement, as may be extended, or upon the Executive's death pursuant to Section 7. In addition, this Agreement may be terminated by Bank or Executive as follows:



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          A. TERMINATION BY BANK. Bank, by action of its Board of Directors, may terminate this Agreement, and Executive's employment hereunder, at any time.

If this Agreement and Executive's employment hereunder, is terminated pursuant to this Section 6. A., Executive shall be entitled to severance pay under
Section 8.A., in accordance with Section 8, subject to compliance with the continuing covenants under Sections 9 and 10.

          B. TERMINATION BY BANK FOR CAUSE. Bank, by action of its Board of Directors, may terminate this Agreement, and Executive's employment hereunder, at any time for cause. As used in this Agreement, "cause" means the occurrence of one or more of the following events:

               (1) Executive's conviction for a felony or of any crime involving moral turpitude;

               (2) Executive's engaging in any illegal conduct or willful misconduct in the performance of his employment duties for the Bank;

               (3) Executive's engaging in fraudulent or dishonest conduct in his dealings with, or on behalf of, the Bank;

               (4) Executive's failure or refusal to follow the lawful instructions of the Directors of the Bank, if such failure or refusal continues for a period of five (5) calendar days after the Bank delivers to Executive a written notice stating the instructions which Executive has failed or refused to follow;

               (5)  Executive's intentional violation of any applicable banking
                    law  or  regulation  in  the   performance   of  Executive's
                    employment duties for the Bank or willful violation of the cease-and-desist order applicable to Executive or Bank;

               (6) The issuance of a directive by the Kentucky Department of Financial Institutions or any federal authority requiring Bank to dismiss Executive from office or removing Executive as executive officer and/or director of the Bank; or

               (7) A civil action is initiated against the Bank as a result of an improper act by Executive that is inconsistent with his duties and responsibilities.

               If this Agreement, and Executive's employment hereunder, is terminated pursuant to this Section 6.B., Executive shall not be entitled to severance-pay under Section 8.

          C. TERMINATION BY EXECUTIVE. At any time during the term of this Agreement, Executive may terminate this Agreement and his employment with Bank upon 90 days prior written notice.

If this Agreement, and Executive's employment hereunder, is-terminated pursuant to this Section 6.C., Executive shall not be entitled to severance pay under
Section 8.

          D. TERMINATION BY EXECUTIVE AT OR AFTER CHANGE OF CONTROL. Executive may terminate this Agreement if at the time of or after a Change of Control, (i) Bank and Holding Company materially breach their obligations under this Agreement or, without Executive's consent, alter the duties, authority, or responsibilities of Executive to such an extent that Executive no longer has the duties, authority, or responsibilities customarily attendant to the position of President and Chief Executive Officer of Bank and Holding Company, and (ii) Bank and Holding Company fail to remedy the same within thirty (30) days after the date Executive delivers written notice to Bank, to the attention of its board of directors, describing the material breach or alteration in reasonable detail. Termination pursuant to this Section 6.D. will be effective as of the close of business on the last day of such thirty (30) day period unless, prior to such time, Bank and Holding Company have remedied the material breach or alteration of Executive's duties, authority; and/or responsibilities.

If this Agreement, and Executive's employment hereunder, is terminated pursuant to this Section 6.D. at the time of or after a Change of Control, Executive shall be entitled to (1) severance pay under Section 8.B., in accordance with
Section 8, subject to compliance with the continuing covenants under Sections 9 and 10.



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For purposes of this Section 6.D., "Change in Control" means:

     [1] any share, exchange or merger or consolidation of Bank if, as a result of the transactions contemplated by such plan agreement of exchange, merger or consolidation, Holding Company will not own 100% of the shares of voting stock of the surviving or acquiring entity outstanding immediately following the effective date of such transactions;

     [2] any share exchange or merger Holding Company if either [a] Holding Company will not be the surviving or acquiring corporation, or [b] as a result of the transactions contemplated by such plan or agreement of exchange or merger the persons who are shareholders of Holding Company, immediately prior to the effective date of such transactions, will not own, in substantially the same proportions, at least a majority of the shares of voting stock of Holding Company outstanding immediately following the effective date of such transactions;

     [3] any sale, lease, exchange, transfer other disposition of all or any substantial part of the assets of Holding Company or a subsidiary of Holding Company (including Bank) followed by a liquidation of Holding Company;

     [4] the Board or the shareholders of Holding Company or Bank approve, adopt, agree to recommend, or accept any agreement, contract, offer or other arrangement providing for, or any series of transactions resulting in, any of the transactions described in [1], [2], or [3]; or

     [5] a change in the membership of the "board" of directors of either Bank or Holding Company such that a majority of the members of such board of directors are not Continuing Directors, where the term "Continuing Director" means any person serving on the board of directors as of the date of this Agreement and any successor to such Continuing Director who was recommended or elected by a majority of the Continuing Directors at a meeting at which a quorum consisting of a majority of the Continuing Directors is present.

     7. EXECUTIVE'S DEATH OR PERMANENT DISABILITY. If Executive dies or becomes permanently disabled during the term of this Agreement; this Agreement and the obligations of Bank hereunder shall terminate. "Permanent disability" as used herein, shall mean when Executive is deemed disabled in accordance with the long-term disability insurance policy of the Bank in effect at the time of the illness or injury causing the disability and Executive has begun to receive full benefits from that disability policy. If this Agreement, and Executive's employment hereunder, is terminated pursuant to this Section 7, Executive shall not be entitled to any severance pay or benefits.

     8. SEVERANCE PAY. In consideration of the continuing covenants and obligations of Executive under Sections 9 and 10, Executive shall be entitled to severance pay as follows upon termination of this Agreement:

          A. If this Agreement is terminated in accordance with the provisions of Section 6.A., Bank shall continue to pay to Executive the Salary he was earning immediately prior to the termination of the Agreement, for a period of nine (9) months. Such severance benefits shall be payable in accordance with Bank's regular payroll practices as a continuation of Executive's Salary for the applicable period.

In addition, for a period of nine (9) months or until Executive obtains other employment, whichever is earlier, Bank shall pay the COBRA premium for Executive's continued coverage under those group health, life, and disability plans under which he was covered at the time this Agreement terminated and for which he timely elect to receive COBRA continuation coverage. Executive shall continue to pay his co-payment then in effect for coverage under those plans. Bank shall also continue to pay Executive's car allowance and country club allowance described in Section 3.E. for a period of nine (9) months or until Executive obtains other employment, whichever is earlier.

          B. If this Agreement is terminated pursuant to Section 6.D. at the time of or after a Change of Control (as defined therein), Bank shall continue to pay to Executive the Salary he was earning immediately prior to the termination of the Agreement, through and including November 30, 2006, or through the end of the extended term of this Agreement, whichever occurs later. Such severance benefits shall be payable in accordance with Bank's regular payroll practices, as a continuation of Executive's salary for the applicable period.



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In  addition,  for a period  of six  months  or until  Executive  obtains  other employment, whichever is earlier, Bank shall pay the COBRA premium for Executive's continued coverage under those group health, life, and disability plans under which he was covered at the time this Agreement terminated and for which he timely elects to receive COBRA continuation coverage. Executive shall continue to pay his co-payment then in effect for coverage under those plans. Bank shall also continue to pay Executive's car allowance and country club allowance described in Section 3.E. for a period of six months or until Executive obtains other employment, whichever is earlier.

          C. If this Agreement is terminated and Executive's employment with Bank is terminated for any reason, Bank shall have no obligation to continue payment of any insurance premiums under the insurance policy described in
Section 3 B. Within fifteen (15) days of the date of termination, Executive may, by delivery of written notice to Bank, elect to pay all premiums and costs thereafter due under such policy, in which case Bank will continue to own, and Executive shall pay all premiums and costs required to keep in force, such insurance in an amount sufficient to provide death benefits to Bank equal to the expected cost recovery amount (as determined in good faith by Bank) and death benefits to Executive's designated beneficiary in an amount equal to $500,000. In that event, Bank, as owner of the insurance policy, shall continue in effect the endorsement of death benefits payable under such policy to the beneficiary designated by Executive (above the cost recovery amount).

          D. Bank may condition any payment of severance or other benefits under this Section 8 on the receipt of a written release; in form and substance reasonably satisfactory to Bank, pursuant to which Executive releases Bank and its affiliates, from any claims Executive might have against Bank arising out of Executive's employment with Bank except for accrued compensation under this Agreement, amounts payable under this Section 8 and any accrued indemnification rights Executive might have under Bank's charter or bylaws. In any case, Executive's rights to severance or other benefits under this Section 8 are conditioned on Executive's compliance with his obligations under Sections 9 and 10.

          E. It is the intention of the parties that none of the payments to which Executive is entitled under this Agreement will constitute a "golden parachute payment" within the meaning of 12 U.S.C. Section 1828(k)(3) or implementing regulations of the OCC or FDIC, the payment of which is prohibited. Any payments made by Bank or Holding Company to or for the benefit of Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. Section 1828(k) and any regulations promulgated thereunder.

     9. NON-COMPETE. Executive acknowledges the services Executive is to render are of a special and unusual character with a unique value to Bank, the loss of which cannot adequately be compensated by damages in an action at law. In view of the unique value to Bank of Executive's services and as a material inducement to Bank to enter into this Agreement and to pay to Executive the compensation provided for herein Executive covenants and agrees that during the employment of Executive hereunder and thereafter during the Non-compete Term, as defined below, Executive shall not, as a proprietor, shareholder, officer, director, partner, employee, principal, agent, consultant, advisor, organizer, or in any other capacity, for his own benefit or for or with any other person, firm or corporation whatsoever (other than Bank or an affiliate of Bank), directly or indirectly, work for, make a substantial investment, in or in any manner assist any financial institution located or being organized to conduct business in Bank's Market Area, as defined below, nor shall Executive, directly or indirect, solicit customers or business in Bank's Market Area on behalf of any financial institution, regardless of where such financial institution is located. As used in this Section 9:

          A. The term "Non-compete Term" means the period following the date Executive's employment under this Agreement is terminated and during which Executive is receiving a salary or severance benefits under Section 8.B. and

          B. The term "Bank's Market Area" means any county in which Bank has an office and any county contiguous thereto; provided the term shall not include any county in which Bank first opens an office after the termination of this Agreement.

Executive acknowledges that there is not adequate remedy at law in favor of Bank for breach of this Agreement by Executive and that Bank, in addition all other rights that may be available, shall have the right of specific performance in the event of breach, or of injunction in the event of any threatened breach.


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     10. NONDISCLOSURE OF CONFIDENTIAL  INFORMATION.  Executive shall not at any time or in any manner, directly or indirectly, use or disclose to any party any confidential information or proprietary data of Bank,, or any of its affiliates learned or obtained by executive while an employee of Bank, except (1) as required by judicial or administrative process; (2) after the confidential information has become generally available to the public through no breach of this agreement by Executive; or (3) with the prior written consent of Bank. In the event Executive violates this Section, and such violation is detrimental to Bank, Bank shall be entitled to pursue all remedies at law or in equity in any action or proceeding to enforce this Section. For purposes of this agreement, "confidential information" means material information of Bank, or it affiliates, disclosed to or known by Executive as a consequence of Executive's employment with Bank and not generally known in the financial services industry, that directly relates to Bank's business and that is detrimental to the Bank.

     11. REASONABLENESS OF RESTRICTION. Executive has carefully read and considered the provision of Section 9 and 10, and, having done so, agrees that the restriction set forth in this section, including, but to limited to, the time period of restriction, are fair and reasonable and are reasonably required for the protection of Bank's interests. In the event that, notwithstanding the foregoing, any of the provisions of Section 9 and 10 shall be held in be invalid or unenforceable, the remaining provision shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of Section 9 and 10 relating to the time period, the geographical restrictions and/or related aspects shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness the court deems reasonable and enforceable by the court shall be the maximum restriction in such regard and the restriction shall remain enforceable to the fullest extent deemed reasonable by the court.

     12. NOTICES. Any notice to be given hereunder by either party shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed as follows:

          If to Bank:         First Security Bank of Lexington
                              318 East Main Street
                              Lexington, Kentucky 40507
                              Attention: Chairman of the Board



          If to Executive:    R. Douglas Hutcherson
                              4514 Wolf Creek Parkway
                              Louisville, Kentucky 40241

Executive shall notify Bank of his change of address when he moves to Lexington, Kentucky.

     13. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of Bank and the successors and assigns of Bank (whether by merger, acquisition, or consolidation). This Agreement may not be assigned by Executive.

     14. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties thereto with respect to the subject matter hereof and may not be amended or modified or supplemented except in writing signed by the parties hereto.

     15. WAIVER; SUBSEQUENT BREACH. The failure of either Bank or Executive to enforce any provision of this Agreement shall not be construed as a waiver of such provision or the right thereafter to enforce the same, and no waiver of any breach shall be construed as an agreement to waive any subsequent breach of the same or any other provision.

     16. GOVERNING LAW. This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Kentucky.

     17. SECTION HEADINGS. The section headings contained herein are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

FIRST SECURITY BANCORP, INC.

/s/ Len Aldridge
-----------------------------------
BY:  Len Aldridge
TITLE:  Chairman of the Board


FIRST SECURITY BANK OF LEXINGTON, INC.

/s/ Len Aldridge
-----------------------------------
BY:  Len Aldridge
TITLE:  Chairman of the Board



/s/ R. Douglas Hutcherson
-----------------------------------
BY:  R. DOUGLAS HUTCHERSON





                                  Page 90 of 96